Item 77D - 	Deutsche Global Income Builder
Fund (a series of Deutsche Market
Trust) (the "Fund")
Effective December 8, 2017, the Fund's principal investment strategy was amended to include the following:

The fund can buy many types of securities, among them common stocks, including dividend-paying stocks, convertible securities, corporate bonds, government bonds, municipal securities, inflation-indexed bonds, mortgage- and asset-backed securities, exchange-traded funds (ETFs) and exchange-traded notes (ETNs).